SCHEDULE 14A
                         (Rule 14a-101)
             INFORMATION REQUIRED IN PROXY STATEMENT
                    SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
                     (Amendment No.        )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        ROSS STORES, INC.
        (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:

         ____________________________________________________

     2)  Aggregate number of securities to which transaction applies:

         ____________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-
         11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ____________________________________________________

     4)  Proposed maximum aggregate value of transaction:

         ____________________________________________________

     5)  Total fee paid:

         ____________________________________________________

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      1)  Amount Previously Paid:
          __________________________________________________
      2)  Form, Schedule or Registration Statement No:
          __________________________________________________
      3)  Filing Party:
          __________________________________________________
      4)  Date Filed:
          ____________________________________________________

                          PROXY STATEMENT
                1997 ANNUAL STOCKHOLDERS MEETING


                        ROSS STORES, INC.
                       8333 Central Avenue
                    Newark, California 94560
                         (510) 505-4400



                       PROXY SOLICITATION


      The accompanying Proxy is solicited by the management of Ross Stores, Inc., a Delaware corporation (the "company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, July 16, 1997, at 11:00 a.m. PDT, or any adjournment thereof, at which stockholders of record at the close of business on May 30, 1997, shall be entitled to vote. The meeting will be held at the company's corporate offices located at 8333 Central Avenue, Newark, California.

     The date of this Proxy Statement is June 9, 1997, the date on which this Proxy Statement and the accompanying Proxy was first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended February 1, 1997, including financial statements, is enclosed with this Proxy Statement.

     The purpose of this Proxy Statement is to provide the company's stockholders with certain information regarding the company and its management and to provide summaries of the matters to be voted upon at the Annual Meeting of Stockholders. The stockholders will be asked to (i) elect two Class II directors to serve a three-year term and (ii) ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending January 31, 1998.

     The company had outstanding, on May 30, 1997, 49,693,479 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held by him or her. The company's Bylaws provide that a majority of all shares entitled to vote, whether present, in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten days prior to the Annual Meeting, the company's stockholder list is available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at the company's principal place of business located at 8333 Central Avenue, Newark, California.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing with the Assistant Secretary of the company an instrument revoking it, by presenting at the meeting a duly executed Proxy bearing a later date or by attending the meeting and voting in person.

   STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains information as of May 2, 1997 (except for the institutional investors as noted in footnote (2)) regarding the ownership of the common stock of the company by
(i) all persons who, to the knowledge of the company, were the beneficial owners of 5% or more of the outstanding shares of common stock of the company, (ii) each director and each of the executive officers named in the Summary Compensation Table, and
(iii) all executive officers and directors of the company as a group. Common stock is the only issued and outstanding equity security of the company.

Name of Beneficial Owner and              Amount and Nature of      Percent of Common
the Directors and Executive Officers      Beneficial Ownership<F1>  Stock Outstanding

FMR Corp.                                        4,837,000<F2>          9.77%
82 Devonshire Street
Boston, MA  94560

Nicholas-Applegate Capital Management            3,529,982<F2>          7.04%
600 West Broadway, 29th Floor
San Diego, CA  92101

First Pacific Advisors                           3,350,200<F2>          6.80%
11400 W. Olympic Blvd., Ste. 1200
Los Angeles, CA  90064

Stuart G. Moldaw                                   679,376<F3>          1.37%

Michael Balmuth                                    362,363<F4>            *

Norman A. Ferber                                         0                *

George P. Orban                                    380,704<F5>            *

Philip Schlein                                       6,000<F6>            *

Donald H. Seiler                                   214,420<F7>            *

Donna L. Weaver                                     34,000<F8>            *

Melvin A. Wilmore                                  334,363<F9>            *

Barbara Levy                                       152,824<F10>           *

Barry S. Gluck                                     154,172<F11>           *

Irene A. Jamieson                                  176,022<F12>           *
_______________

All executive officers and directors as a        2,705,479<F13>         5.37%
group (14 persons, including the executive
officers and directors named above)
_____

*Less than 1%

<F1>   To the knowledge of the company, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. All share information reflects the company's 2:1 stock split in the form of a 100% stock dividend which was paid on March 5, 1997.

<F2>   Information is as of December 31, 1996, pursuant to the Form 13G filed with the Securities and Exchange Commission, a copy of which was sent to the company.

<F3>   Mr. Moldaw.  Includes 676,376 shares held in the name of The SGM and
       PIM Trust dated December 22, 1981 of which Mr. Moldaw, a director of the company, is a trustee. Also includes options to purchase 3,000 shares of the company's common stock exercisable within 60 days of May 2, 1997.

<F4>   Mr. Balmuth.  Includes immediately exercisable options to purchase
       112,363 shares of the company's common stock. Also includes 250,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

<F5>   Mr. Orban.  Includes 336,304 shares held in the name of Orban
       Partners and 8,400 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, a director of the company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 36,000 shares of the company's common stock exercisable within 60 days of May 2, 1997.

<F6>   Mr. Schlein.  Represents options to purchase 6,000 shares of the company's common stock exercisable within 60 days of May 2, 1997.

<F6>   Mr. Seiler.  Includes options to purchase 10,000 shares of the company's common stock exercisable within 60 days of May 2, 1997. Excludes 535,396 shares of common stock held by the 1976 Moldaw Family Trust. Mr. Seiler, a director of the company, is a co-trustee of the 1976 Moldaw Family Trust and disclaims beneficial ownership of the shares held by this trust.

<F8>   Ms. Weaver.  Includes options to purchase 28,000 shares of the company's common stock exercisable within 60 days of May 2, 1997.

<F9>   Mr. Wilmore.  Includes immediately exercisable options to purchase
       122,363 shares of the company's common stock. Also includes 212,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

<F10>  Ms. Levy.  Includes immediately exercisable options to purchase
       53,670 shares of the company's common stock. Also includes 78,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

<F11> Mr. Gluck.  Includes immediately exercisable options to purchase
      93,038 shares of the company's common stock. Also includes 56,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

<F12> Ms. Jamieson.  Includes immediately exercisable options to purchase
      98,392 shares of the company's common stock. Also includes 64,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

<F13> Includes 716,327 shares subject to outstanding options held by directors and executive officers which were exercisable at May 2, 1997 or within 60 days thereof. Also includes 712,500 shares of the company's common stock granted to executive officers under the company's Restricted Stock Plan, all of which remain subject to vesting.

        INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS


     The Certificate of Incorporation and the Bylaws of the company provide that the number of members of the Board of Directors of the company (the "Board") may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors is three years and the terms of office of the three classes overlap. The Board of Directors presently consists of nine members with the Class II directors having one vacant seat which the Board intends to fill. The two Class II directors to be elected at the 1997 Annual Meeting are being elected to hold office until the 2000 Annual Meeting and until their successors shall have been elected and qualified. Proxies cannot be voted for more than two nominees.

     The following table indicates the name, age, business experience, principal occupation and term of office of each nominee and of each director of the company whose term of office as a director will continue after the Annual Meeting.



                      Principal Position                          Director
                      During Last Five Years               Age    Since


Nominees for Election as Class II Directors For Terms
Expiring in 2000

Donna L. Weaver       Chairman of Weaver, Field & London,    53   1986
                      Inc., an investor relations and
                      corporate communications firm.
                      Director of Crown Vantage, Inc. and
                      Hancock Fabrics, Inc.


Michael Balmuth       Vice Chairman of the Board and        46    1996
                      Chief Executive Officer of the
                      company since September 1, 1996;
                      prior to that Mr. Balmuth was the
                      company's Executive Vice President,
                      Merchandising from July, 1993
                      through August 1996 and its Senior
                      Vice President Merchandising from
                      November, 1989 through June, 1993.


Incumbent Class I Directors With Terms Expiring in 1999

Stuart G. Moldaw      Consultant to the company.            70   1982
                      Chairman Emeritus of the company
                      since March 1993.  From August 1982
                      until March 1993, Chairman of the
                      Board and, from February 1987 until
                      January 1988, Chief Executive
                      Officer of the company.  Until
                      February 1990, general partner of
                      U.S. Venture Partners. Chairman of
                      the Board of Gymboree Corporation
                      and Director of Natural Wonders,
                      Inc.

George P. Orban       Managing partner of Orban Partners,   51   1982
                      a private investment company, since
                      May 1984.  Chairman of the Board
                      and Chief Executive Officer of
                      Egghead, Inc.

Donald H. Seiler      Founder and senior partner of         68   1982
                      Seiler and Company, Certified
                      Public Accountants.  Mr. Seiler is
                      a Certified Public Accountant.
                      Director of Mid-Peninsula Bancorp.

                      Principal Position                         Director
                      During Last Five Years               Age   Since


Incumbent Class III Directors With Terms Expiring in 1998

Philip Schlein       General partner of U.S. Venture        62   1987
                     Partners and USVP-Schlein Marketing
                     Fund since April 1985. From January
                     1974 to January 1985, Mr. Schlein
                     was Chief Executive Officer of
                     Macy's California.  Director of
                     ReSound Corp.

Norman A. Ferber     Consultant to the company.  Chairman   48   1987
                     of the Board since March 1993; Chief
                     Executive Officer of the company
                     from March 1993 through August 1996;
                     President and Chief Executive
                     Officer from January 1988 to March
                     1993;  President and Chief Operating
                     Officer from February 1987 to
                     January 1988.  Prior to February
                     1987, Mr. Ferber was Executive Vice
                     President, Merchandising, Marketing,
                     and Distribution of the company.


Melvin A. Wilmore    President and Chief Operating          51   1993
                     Officer of the company since March
                     1993; from December 1991 to March
                     1993, Executive Vice President and
                     Chief Operating Officer.  From
                     October 1989 to December 1991,
                     President and Chief Operating
                     Officer of Live Specialty Retail, a
                     division of LIVE Entertainment, Inc.
                     From March 1988 to June 1989,
                     President and General Partner of
                     Albert's Hosiery and Bodywear.
                     Director of Egghead, Inc. and
                     Hechinger Company.


     During fiscal 1996, the Board of Directors held six meetings. No member of the Board of Directors attended fewer than 75% of the total number of Board and each Committee member attended 100% of the applicable Committee meetings held during the year. Mr. Maynard Jenkins became a director of the company on March 20, 1996; however, due to the potential for conflict of interest when his employer, Orchard Supply Hardware, was acquired by Sears, Mr. Jenkins resigned from the company's Board of Directors and its committees on October 1, 1996. The company has an Audit Committee, a Compensation Committee and a Nominating Committee.

     Audit Committee. During fiscal 1996, Messrs. Seiler and Jenkins (until his resignation from the Board) and Ms. Weaver served as members of the Audit Committee, which held two meetings. Mr. Seiler is chairman of the Audit Committee. The functions of the Audit Committee include recommending the independent accountants to the Board of Directors; reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit; reviewing the adequacy of accounting and financial controls; and reviewing the independence of the independent accountants.

     Compensation Committee. During fiscal 1996, Messrs. Orban and Schlein served as members of the Compensation Committee, which held one meeting in March. Mr. Orban currently is chairman of the Compensation Committee. The Compensation Committee is responsible for establishing and administering the policies that govern the compensation of all executive officers of the company, including the Chief Executive Officer. The Committee evaluates the performance of the executive officers and makes recommendations concerning their cash and equity compensation levels. The Committee also administers the company's Incentive Compensation Plan and determines the performance goals under that Plan. All decisions by the Compensation Committee relating to the compensation of the company's executive officers are reviewed and ratified by the full Board of Directors.

     Nominating Committee. During fiscal 1996, Messrs. Jenkins (until his resignation from the Board), Orban, Schlein and Seiler and Ms. Weaver served as members of the Nominating Committee.
The Nominating Committee is primarily responsible for evaluating the qualifications of and making recommendations concerning potential new director nominees to the company's Board of Directors. Stockholders who wish to submit names of prospective nominees for consideration by the Nominating Committee should do so in writing to the office of the Secretary of the company in accordance with the Bylaws of the company. The last day for submissions for next year's meeting will be February 9, 1998.
The Nominating Committee held one meeting during fiscal 1996.

     Information concerning the executive officers of the company is set forth in the company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997.

               COMPENSATION AND OTHER TRANSACTIONS
                   WITH OFFICERS AND DIRECTORS


SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid or accrued by the company to or on behalf of the company's current and former Chief Executive Officers and each of the four other most highly compensated executive officers of the company for the 1996, 1995 and 1994 fiscal years.

                                                                                          Long-Term Compensation
                                          Annual Compensation                                   Awards
                                  ________________________________________________  _________________________________________

                                                                                                        Securities
                                                                          Other         Restricted        Under-       All Other
                                                                          Annual           Stock           lying        Compen-
Name and                                    Salary<F1>   Bonus<F2>     Compensation     Awards<F3>      Options<F4>    sation<F5>
Principal Position                  Year        ($)         ($)            ($)              ($)             (#)           ($)

Michael Balmuth<F6>                 1996       $522,750    $584,000           $0        $542,500          50,000       $6,993
Vice Chairman of the Board &        1995       $427,333    $404,100       $7,980        $788,750          40,000       $7,033
Chief Executive Officer             1994       $359,167     $87,840       $6,050        $396,875          80,000       $7,015


Norman A. Ferber<F6>                1996       $517,833    $761,000      $13,138              $0               0     $328,986
Chairman of the Board &             1995       $544,333    $546,000       $2,305              $0          90,000       $7,173
Former Chief Executive Officer      1994       $513,750    $204,198           $0      $1,587,500         300,000       $4,538


Melvin A. Wilmore                   1996       $537,750    $564,000       $2,198        $434,000          50,000       $4,688
President &                         1995       $477,333    $489,000       $1,773        $847,500          60,000       $4,625
Chief Operating Officer             1994       $423,750    $142,588       $1,790        $158,750          50,000       $4,538


Barbara Levy                        1996       $330,167    $266,800       $2,957        $447,563          24,000       $4,644
Senior Vice President & General     1995       $288,167    $191,400         $466        $146,875          40,000       $4,512
Merchandising Manager               1994       $267,333     $75,774       $4,474              $0          16,000       $4,690


Barry S. Gluck                      1996       $332,167    $268,400         $969        $488,250          24,000       $5,875
Senior Vice President & General     1995       $288,167    $191,400       $4,523         $70,500          20,000       $6,356
Merchandising Manager               1994       $266,500     $45,774       $2,597        $317,500          40,000       $5,973


Irene A. Jamieson                   1996       $309,500    $267,600       $2,397        $461,125          24,000       $4,650
Senior Vice President & General     1995       $250,000    $190,000       $2,655        $199,750          50,000       $4,533
Merchandising Manager               1994       $202,223     $53,680       $2,177         $47,625          16,000       $4,126

<F1> Includes all payments of salary and deferred compensation consisting of employee contributions to the Ross Stores, Inc. Employees' Profit Sharing Retirement Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan") and the Ross Stores, Inc. Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"), described in footnote 5 below.

<F2> Includes all payments made to those executive officers listed in the above Table under the company's Incentive Compensation Plan as described in the Compensation Committee Report below. The following bonuses were paid outside of the Incentive Compensation Plan: (i) Mr. Balmuth: the amount paid in 1996 includes a discretionary bonus of $58,400 which reflects his change in position; (ii) Ms. Levy: the amount paid in 1994 includes part of her sign-on bonus ($30,000); and (iii) Ms.
     Jamieson: the amount paid in 1995 includes a discretionary bonus of $25,000.

<F3> Under the terms of his Employment Agreement, the 200,000 shares of common stock granted to Mr. Ferber on March 15, 1994, became fully vested on September 1, 1996. Under the terms of his Restricted Stock Agreement, dated March 16, 1995, Mr. Balmuth was granted 30,000 shares of common stock that vest as follows:
     10,000 shares on March 16, 1997 and 20,000 shares on March 16, 1998. Under the terms of his Restricted Stock Agreement, dated July 28, 1995, Mr. Balmuth was granted 100,000 shares of common stock that vest as follows: 50,000 shares on February 1, 1996, 20,000 shares on February 1, 1997, and 30,000 shares on February 1, 1998. Under the terms of his Restricted Stock Award, dated March 19, 1996, Mr. Balmuth was granted 40,000 shares of common stock, that vest as follows: 20,000 shares each on March 19th of 1998 and 1999. Under the terms of his Restricted Stock Agreement, dated March 16, 1995, Mr. Wilmore was granted 40,000 shares of common stock, that vest as follows: 20,000 shares each on March 16th of 1997 and 1998. Under the terms of his Restricted Stock Grant Agreement, dated July 28, 1995, Mr. Wilmore was granted 100,000 shares of common stock that vest as follows: 30,000 shares on February 1, 1996, 20,000 shares on February 1, 1997 and 50,000 shares on February 1, 1998. Under the terms of her Restricted Stock Agreement, dated March 16, 1995, Ms. Levy was granted 25,000 shares of common stock that vest as follows: 20,000 shares on March 16, 1997 and 5,000 shares on March 16, 1998. Under the terms of her Restricted Stock Agreement, dated March 19, 1996, Ms. Levy was granted 33,000 shares of common stock that vest as follows: 5,000 shares
     on March 19, 1998 and 28,000 shares on March 19, 1999.    Under
     the terms of his Restricted Stock Agreement, dated March 15, 1994, Mr. Gluck was granted 40,000 shares of common stock that vested as follows: 10,000 shares on March 15, 1996 and 30,000 shares on March 15, 1997. Under the terms of his Restricted Stock Agreement, dated March 16, 1995, Mr. Gluck was granted 12,000 shares of common stock that vested on March 16, 1997. Under the terms of his Restricted Stock Agreement, dated March 19, 1996, Mr. Gluck was granted 36,000 shares of common stock that vest as follows: 18,000 shares each on March 19th of 1998
     and 1999.   Under the terms of her Restricted Stock Agreement,
     dated March 16, 1995, Ms. Jamieson was granted 34,000 shares of common stock that vest as follows: 14,000 shares on March 16, 1997 and 20,000 shares on March 16, 1998. Under the terms of her Restricted Stock Agreement, dated March 19, 1996, Ms. Jamieson was granted 34,000 shares of common stock that vest as follows: 10,000 shares on March 19, 1998 and 24,000 shares on
     March 19, 1999.   At February 1, 1997, Mr. Ferber did not hold
     any shares of restricted stock; unvested shares of restricted stock were held by: Mr. Balmuth, 230,000 shares with a market value of $4,715,000; Mr. Wilmore, 192,000 shares with a market value of $3,936,000; Ms. Levy, 88,000 shares with a market value of $1,804,000; Mr. Gluck, 78,000 shares with a market value of $1,599,000; and Ms. Jamieson, 74,000 shares with a market value of $1,517,000. Dividends are payable to all holders of restricted stock at the same rate as paid to all stockholders.

<F4> Share numbers have been restated to reflect the company's 2:1 stock split in the form of a 100% stock dividend which was paid on March 5, 1997.

<F5> The company's 401(k) Plan provides that eligible employees generally may contribute by authorizing a pre-tax payroll deduction of a minimum of 1% and a maximum of 15% of their yearly compensation. The Deferred Compensation Plan, in addition to the 401(k) Plan, allows eligible employees to contribute by authorizing a pre-tax payroll deduction of a percentage of their salary -- up to 100%. For every dollar that an eligible employee contributes through payroll withholding either to the 401(k) Plan or the Deferred Compensation Plan, up to a maximum of 3% of compensation for both Plans combined, the company also contributes $1.00. The employer contribution to the 401(k) Plan vests after the employee's third year of employment. The employer contribution to the Deferred Compensation Plan vests immediately. The amounts listed for 1996, 1995, and 1994 for Messrs. Ferber, Balmuth, Wilmore and Gluck and Ms. Levy and Ms. Jamieson consist of company contributions made for the account of executive officers under the company's 401(k) Plan and/or the Deferred Compensation Plan. In addition, the 1996 amount for Mr. Ferber also includes his consultant fee and benefits paid pursuant to the terms of his employment/consultant agreement. This amount is not included in the "Salary" column. (See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements" for further discussion of Mr. Ferber's employment/consultant agreement.)



<F6> Effective September 1, 1996, Mr. Ferber stepped down as the company's Chief Executive Officer and became a consultant to the company. Michael Balmuth, the company's former Executive Vice President, Merchandising, succeeded Mr. Ferber as Chief Executive Officer. Mr. Ferber continues as Chairman of the Board.

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information with respect to the named executive officers concerning the grant of stock options under the company's 1992 Stock Option Plan during fiscal 1996. There are no provisions under the terms of this Plan for the granting of Stock Appreciation Rights (SARs).


                                              Individual Grants
                                          % of Total
                            Number of      Options                                              Potential Realizable
                           Securities     Granted to     Exercise or                          Value at Assumed Annual
                           Underlying     Employees         Base                         Rates of Stock Price Appreciation
                             Options      in Fiscal         Price       Expiration              for Option Term <F4>
Name and                     Granted         Year          ($/Sh)          Date
Principal Position             <F1>           <F2>           <F1>           <F3>        0%           5%                10%


Michael Balmuth              50,000         3.89%         $13.5625       03/19/06      $0        $426,469         $1,080,757
Vice Chairman of the
Board & Chief Executive
Officer


Norman A. Ferber                0             0%            n/a            n/a         $0           $0                $0
Chairman of the Board &
Former Chief Executive
Officer


Melvin A. Wilmore            50,000         3.89%        $13.5625        03/19/06      $0        $426,469         $1,080,757
President &
Chief Operating Officer


Barbara Levy                 24,000         1.87%        $13.5625        03/19/06      $0        $204,705          $518,763
Senior Vice President &
General Merchandising
Manager


Barry S. Gluck               24,000         1.87%        $13.5625        03/19/06      $0        $204,705          $518,763
Senior Vice President &
General Merchandising
Manager


Irene A. Jamieson            24,000         1.87%        $13.5625        03/19/06      $0        $204,705          $518,763
Senior Vice President &
General Merchandising
Manager


All Stockholders               N/A           N/A            N/A            N/A         $0      $425,510,235     $1,073,906,784


Named executive                N/A           N/A            N/A            N/A         0%         0.35%              0.35%
officers' gain as a
percent of all
stockholders' gain

<F1> All options listed in the above table were granted on March 19,
     1996, with an exercise price equal to the fair market value of the company's common stock as determined by the closing price on the date of grant. The stock option grants made in fiscal 1996 to those executive officers listed above vest monthly in increments that increase annually over a three year period from the date of grant. The Board of Directors has the ability to change the terms of outstanding options. See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements".

<F2>  A total of 1,286,300 shares were granted in the form of non-
     qualified stock options during fiscal 1996 to all participants in the 1992 Stock Option Plan. No incentive stock options were granted during 1996.

<F3> All non-qualified stock option grants made under the 1992 Stock
     Option Plan are made for a term of ten years from the date of grant.

<F4> The dollar amounts under these columns are the result of calculations at 0% and at the assumed 5% and 10% rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the company's stock price. The company did not use an alternative formula for a grant date valuation, as the company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurably. A zero percent gain in stock price will result in zero dollars for the optionee. Appreciation in stockholder value is based on the same rates of appreciation as shown for those options granted to executive officers and assumes each outstanding share at April 4, 1996, the last trading day of the fiscal month, was valued at $13.4688, the closing price of Ross Stores, Inc.'s common stock.

AGGREGATED OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information with respect to the named executive officers concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of last fiscal year.


                                       Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
                                                                       Number of
                                                                       Securities
                                                                       Underlying
                                                                      Unexercised          Value of Unexercised
                                                                       Options at              In-the-Money
                                                                    Fiscal Year-End             Options at
                                      Number of                           (#)                Fiscal Year-End
                                       Shares                         Exercisable/                 ($)
Name and                              Acquired         Value         Unexercisable             Exercisable/
Principal Position                   on Exercise    Realized<F1>          <F2>              Unexercisable <F3>


Michael Balmuth                        151,914       $1,028,532           77,086/0               $770,430/0
Vice Chairman of the Board &
Chief Executive Officer

Norman A. Ferber                       480,000       $3,696,334                0/0                      0/0
Chairman of the Board &
Former Chief Executive Officer

Melvin A. Wilmore                      421,110       $2,057,405            80,560/0              $838,601/0
President &
Chief Operating Officer

Barbara Levy                           129,108         $640,505            50,892/0              $568,294/0
Senior Vice President & General
Merchandising Manager

Barry S. Gluck                          74,000         $635,063            92,038/0            $1,156,865/0
Senior Vice President & General
Merchandising Manager

Irene A. Jamieson                       41,636         $361,021            98,364/0            $1,156,574/0
Senior Vice President & General
Merchandising Manager

<F1> The value realized on exercise of the stock option is the difference between the exercise price of the shares exercised and the fair market value of the shares on the date of exercise.

<F2> All options granted under the terms of the company's 1992 Stock
     Option Plan are exercisable in full as of the date of grant, but any shares acquired are subject to certain vesting restrictions. Under the terms of the stock option agreements, the company has the right to repurchase all unvested shares at the optionee's exercise price. A portion of the exercisable shares shown in the Table above are unvested and subject to the right of repurchase by the company if exercised before fully vested.

<F3> The value of unexercised in-the-money options at the end of the fiscal year is calculated by multiplying the number of exercisable in-the-money shares by the difference between the closing price ($20.50) of Ross Stores, Inc.'s common stock on January 31, 1997 (the last trading date of the fiscal year), as reported on the NASDAQ National Market and the exercise price per share of the shares. A portion of the shares subject to these options are unvested and subject to repurchase provisions as described in footnote (2) above.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION



      The Compensation Committee of the Board of Directors (the "Committee"), which consists of two independent outside directors, establishes and administers the policies that govern the compensation of all executive officers of the company. The Committee considers the performance of the executive officers and makes recommendations concerning their compensation levels. All decisions by the Committee relating to the compensation of the company's executive officers are reviewed and approved by the full Board of Directors. The Board of Directors did not revise or make any modifications to the Committee's recommendations concerning executive officer compensation during the last fiscal year.


Compensation Philosophy

      The company's compensation policies aim to align the financial interests of the company's management with those of its stockholders. The company's executive compensation philosophy also seeks to integrate executive pay with the long-term strategic objectives of the company, recognize individual initiative and achievements and assist the company in attracting, motivating and retaining a group of high-performing executives.

     Compensation for the company's executive officers, including those individuals named in the previous Tables, consists of the following elements: base salary, annual incentive bonus, restricted stock granted under the 1988 Restricted Stock Plan, stock options granted under the 1992 Stock Option Plan and other benefits typically offered to corporate executives. A majority of the total potential compensation for the company's executive officers is in the form of annual incentive bonuses and stock plan awards that may vary in value according to the company's achievement of its strategic objectives in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee. The Committee believes that the components of the total compensation program for executives outlined in this report work together to enable the company to attract, motivate and retain the executive talent necessary to successfully execute the company's strategies over the long term in a challenging environment for apparel retailers.


Section 162(m) of the Internal Revenue Code of 1986

      It is the Committee's policy to seek to qualify executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986 to the extent consistent with the company's overall objectives in attracting, motivating and retaining its executives. The Committee has reviewed the company's executive compensation structure in light of the current tax law. The Committee believes that compensation resulting from grants made under the 1992 Stock Option Plan will be fully deductible when an option is exercised. The Committee also believes that payments under the Incentive Compensation Plan will be fully deductible. Grants under the company's 1988 Restricted Stock Plan do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the vesting of restricted stock, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year. The Committee has concluded that amending the Restricted Stock Plan to comply with the requirements for performance-based compensation under Section 162(m) would weaken the company's efforts to recruit and retain key executives over the long term.

Executive Officers' 1996 Compensation

      Salary. Base salaries for executive officers are initially determined by competitive requirements to recruit the executive. Salaries are then reviewed annually with recommended adjustments made based upon the individual performance of each executive officer and his/her relative contribution in achieving the company's strategic goals. During 1996, the average merit increase in base salaries for all executive officers as a group was 6.0%.

       Annual Incentive Bonus.   The company's Incentive
Compensation Plan was adopted by the Board of Directors, effective May 1987, and is designed to allow management to share in the company's success based on the company's attainment of varying levels of pre-tax earnings. At the commencement of each fiscal year, the Committee determines the incentive awards payable at varying levels of pre-tax earnings achieved by the company. Such awards are expressed as a percentage of year-end base salary and are payable in the form of cash bonuses after fiscal year-end pursuant to this formula. Potential awards range from 0% to 100% of executive officers' base salaries, based on the actual level of pre-tax earnings achieved each year relative to the targeted goal, as well as the position of the executive officer.

     The Plan for 1996 provided for awards to executive officers that, at the targeted pre-tax earnings goal, ranged from 33% to 65% of base salary. During fiscal 1996, the company exceeded its targeted pre-tax earnings goal. Total payments made under the Plan for fiscal 1996 to all executive officers as a group represented approximately 82% of their total salaries as a group. Actual awards over the last three fiscal years have ranged from 16.8% to 100% of the executive officers' base salaries.

      Stock Award Programs. The company's stock award programs consist of the 1988 Restricted Stock Plan ("Restricted Stock Plan" ) and the 1992 Stock Option Plan ("Option Plan" ). A majority of the members of the Board are not employees of the company and are therefore not eligible to receive awards under either the Restricted Stock Plan or the Option Plan. The Restricted Stock Plan and the Option Plan were established with two important objectives: (i) to align the financial interests of the company's stockholders and the executive officers by providing incentives that focus management's attention on the successful long-term strategic management of the business and appreciation in stockholder value; and (ii) to recruit, motivate and retain a high-performing group of senior and middle managers.

       The Committee makes recommendations to the Board of Directors concerning the granting of awards to executive officers from both the Restricted Stock Plan and the Option Plan. The levels of stock awards granted to executive officers under the Option Plan are based on the following factors: the executive officer's position, past and expected future contributions to the achievement of the company's strategic objectives, existing stock ownership position and the level of previous stock awards. Each member of the Committee individually weighs the above factors and then the Committee reaches a consensus as to what the awards should be. The levels of stock awards granted to executive officers under the Restricted Stock Plan are determined primarily by the retentive value of the grant necessary to retain key executives over the long term and to protect the company against outside offers of employment to key individuals, as well as the factors listed for stock option awards. The officers must satisfy vesting requirements in order to retain the stock.

      All stock option awards are granted with an exercise price that is the fair market value of the company's common stock on the date of grant. These awards provide value to the executive officers only when and to the extent that the value of the company's common stock appreciates over the value on the date of grant. All awards made in fiscal 1996 to executive officers under the Option Plan have a term of ten years and vest monthly in progressively increasing annual increments over a three year period. Unless otherwise specified in the stock option agreement, all options are immediately exercisable, subject to the company's right to repurchase unvested shares at the optionee's exercise price.

Chief Executive Officer's 1996 Compensation

      A majority of the total potential compensation for the company's Chief Executive Officer is in the form of an annual incentive bonus and stock plan awards that may vary in value according to the company's achievement of its strategic objectives, in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee, which are discussed below. Effective September 1, 1996, Mr. Ferber stepped down as the company's Chief Executive Officer and became a consultant to the company. Michael Balmuth, the company's former Executive Vice President, Merchandising, succeeded Mr. Ferber as Chief Executive Officer. Mr. Ferber continues as Chairman of the Board. Both Mr. Ferber's and Mr. Balmuth's 1996 incentive bonus and stock award compensation were earned under the same plans made available to all executive officers, as discussed above.

Norman A. Ferber

     Salary. Mr. Ferber's base salary as Chief Executive Officer was established by the terms of his employment agreement entered into with the company on June 1, 1995 and amended on July 29, 1996. It provided that during fiscal 1996 while Mr. Ferber was the company's Chief Executive Officer, his annual salary would be not less than $750,000. Mr. Ferber's 1996 annual base salary of $761,000 represented an increase of 40% over his 1995 base salary. (See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements" for further discussion of Mr. Ferber's employment/consultant agreement.)

      Bonus.   The annual incentive bonus portion of Mr. Ferber's
compensation was based on the company's achievement of targeted pre-tax earnings, as established by the Committee. During fiscal 1996, the company exceeded its targeted pre-tax earnings goal. Mr. Ferber received an annual bonus of $761,000 for 1996, which equaled 100% of his annual salary.

      Stock Awards. During 1996, Mr. Ferber did not receive any equity awards.


Michael Balmuth

      Salary.   Mr. Balmuth's base salary is established by the
terms of his employment agreement entered into with the company on February 1, 1995, as amended, which extends through February 3, 2000, unless earlier extended, re-negotiated or terminated by the parties. It provided for an annual salary of not less than $575,000. Mr. Balmuth's 1996 annual base salary of $584,000 reflects the increase due to his promotion to Vice Chairman and Chief Executive Officer. (See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements" for further discussion of Mr. Balmuth's employment agreement.)

      Bonus. The annual incentive bonus portion of Mr. Balmuth's compensation was based on the company's achievement of targeted pre-tax earnings, as established by the Committee. During fiscal 1996, the company exceeded its targeted pre-tax earnings goal. Mr. Balmuth received bonuses totaling $584,000 for 1996, which equaled 100% of his salary at year-end.

      Stock Awards. Mr. Balmuth received awards totaling 120,000 shares of restricted stock during 1996. During 1996, Mr. Balmuth received options under the Option Plan for 50,000 shares of common stock with an exercise price of $13.5625, the closing price on the date of grant. These shares vest monthly in progressively increasing annual increments over a period of three
years.   The equity grants made to Mr. Balmuth were based
primarily on his promotion in September 1996 to the position of Chief Executive Officer and the equity value deemed necessary, in the Committee's and Board of Directors' judgment, to ensure retention of Mr. Balmuth over the vesting period of these shares. Secondary considerations, all relatively equal in weight, in determining the size of his 1996 equity grants, were his past and expected future contributions to the achievement of the company's strategic objectives and his existing stock ownership position.


          SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
                COMPANY'S BOARD OF DIRECTORS

           George P. Orban, Chairman and Philip Schlein

                STOCKHOLDER RETURN PERFORMANCE GRAPH


      Set forth below is a line graph comparing the cumulative total stockholder returns for the company's common stock over the last five years with the Standard & Poors 500 Index and the Standard & Poors Retail Composite Index. The comparison graph assumes that the value of the investment in Ross Stores common stock and the comparative indices was $100 on January 31, 1992 and measures the performance of this investment as of the last trading day in the month of January for each of the following five years. These measurement dates are based on the historical month-end data available and may vary slightly from the company's actual fiscal year end date for each period. Data with respect to returns for the Standard & Poors indices is not readily available for periods shorter than one month. The total return assumes the reinvestment of dividends. The Company began paying dividends during 1994. The graph is an historical representation of past performance only and is not necessarily indicative of future returns to stockholders.


COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG ROSS STORES, INC., S&P 500 AND S&P RETAIL COMPOSITE INDEX

                             (GRAPH)




                          1992    1993   1994   1995   1996   1997
ROSS STORES                100     103     62     51     96    199
S&P 500                    100     111    125    125    174    220
S&P RETAIL COMPOSITE       100     119    115    107    115    137

                     Compensation of Directors

     During the fiscal year ended February 1, 1997, directors who were not employees of the company received an annual retainer fee of $25,000 (paid quarterly), plus $1,000 for attendance at each Board Meeting and $500 for attendance at each meeting of a committee of the Board. For the fiscal year ending January 31, 1998, directors who are not employees of the company will receive an annual retainer of $27,000 (paid quarterly), plus $1,000 for attendance at each Board Meeting and $500 for attendance at each meeting of a committee of the Board. If more than one committee meeting is held on the same day, each committee member receives payment for only one committee meeting. Travel expenses are reimbursed. During the term of his employment/consultant agreement, Mr. Ferber has waived his right to the outside director's fees. (See " Employment Contracts, Termination of Employment and Change-In-Control Arrangements" for the discussion of Mr. Ferber's agreement.)

     Directors who are not employees of the company are eligible to receive stock options automatically granted under the terms of the company's 1991 Outside Directors Stock Option Plan (the "Directors Plan"), which is a "formula plan". During the 1996 fiscal year, Messrs. Moldaw, Orban, Schlein and Seiler and Ms. Weaver each were automatically granted an option to purchase 2,000 shares of common stock under the Directors Plan on March 18, 1996, with an exercise price of $13.6250, which was the closing price of the company's common stock as reported on the Nasdaq National Market on such date. Mr. Jenkins was granted 10,000 shares on March 20, 1996 when he became a director of the company, with an exercise price of $13.5312, which was the closing price of the company's common stock on that date. The 10,000 shares were canceled upon Mr. Jenkins' resignation. Mr. Ferber waived his right to receive the initial grant of 10,000 shares. However, Mr. Ferber remains eligible to receive the 2,000 shares granted annually under the Directors Plan

     In addition to compensation received as a Board member, Stuart G. Moldaw, Chairman Emeritus, receives administrative support and an annual fee of $80,000 for his services as consultant to the company. The company also pays the annual premiums of $128,500 on a split dollar life insurance policy, with a face value of $4 million. In the most recent fiscal year, $76,030 of the premium was reported as taxable compensation to Mr. Moldaw and $52,530 of the premium was added to the amount refundable to the company upon death or cancellation of the policy. The company also pays the premiums of the executive medical insurance for Mr. Moldaw and his spouse. (See also
" Certain Transactions.")


     Compensation Committee Interlocks and Insider Participation

     Mr. Orban and Mr. Schlein served on the Compensation Committee of the Board of Directors for the past fiscal year. Mr. Orban is the Chairman of the Compensation Committee and in January 1997 became Chief Executive Officer of Egghead, Inc., in addition to being its Chairman of the Board. Melvin A. Wilmore also serves on the Board of Directors of Egghead, Inc.


   Employment Contracts, Termination of Employment and Change-In-
                      Control Arrangements

     Michael Balmuth. The company and Michael Balmuth, Vice Chairman of the Board and Chief Executive Officer, entered into an employment agreement as of February 1, 1995, amended June 1, 1995, July 29, 1996 and May 19, 1997, with a term that currently runs through February 3, 2000 ("Employment Agreement"). Upon notice from Mr. Balmuth at specified times, the Board will consider extending the term of the Employment Agreement for successive two-year periods. The Employment Agreement provides that Mr. Balmuth will receive an annual salary of not less than $575,000. In the event (i) Mr. Balmuth's employment involuntarily terminates due to disability; (ii) the company terminates his employment without cause and, in certain instances, for cause; or (iii) he resigns for good reason, Mr. Balmuth would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the Employment Agreement; all stock options held by Mr. Balmuth would become fully vested; and he would be entitled to certain restricted stock shares which will be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant.

     In the event there is a change-in-control of the company, the term of the Employment Agreement shall continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the Employment Agreement. Mr. Balmuth would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Balmuth would receive $1,500,000 per year payable with his salary for two years after the effective date of the change-in-control ("Remaining Term"). Further, all restricted stock and stock options held by Mr. Balmuth would become fully vested (except as described below). Additionally, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.


     Norman A. Ferber. The company and Norman A. Ferber, Chairman of the Board, entered into an employment agreement on June 1, 1995 which was amended on July 29, 1996, March 20, 1997 and April 15, 1997 (the "agreement"). The agreement extends through January 31, 1998 ("Consultancy Termination Date"). Upon notice from Mr. Ferber, at specified times, the Board will consider extending the agreement for successive one-year periods. While Mr. Ferber served as the company's Chief Executive Officer in fiscal 1996, he received an annual salary of $761,000.

     Effective September 1, 1996, Mr. Ferber ceased to be Chief Executive Officer and an employee of the company and was retained as a consultant to the company. While he serves as a consultant to the company, Mr. Ferber shall be paid a consulting fee of $62,500 per month. At the time that Mr. Ferber became a consultant to the company, all of his unvested restricted stock and stock options became fully vested. If, as a result of Mr. Ferber's status as a consultant to the company, he is (i) subject to an increased tax liability or (ii) ineligible to participate in any of the company's employee benefit plans, then the consulting fees shall be increased so that his tax liability is the same as when he was an employee and to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him.

     Under the terms of the agreement, Mr. Ferber shall be paid an annual bonus of $761,000 under the company's Incentive Compensation Plan for fiscal 1996 and 1997. Additionally, the company, or its successor, will continue Mr. Ferber's benefit program including insurance payments and health care coverage under the company's benefit plans at no cost to Mr. Ferber until his death or the date of his 65th birthday, whichever occurs first.

     In the event (i) Mr. Ferber's consultancy involuntarily terminates due to disability; (ii) the company terminates his consultancy without cause and, in certain instances, for cause;
or (iii) he resigns for good reason, Mr. Ferber would be entitled to continued payment of his then current consultant fee, including an annual bonus, through the Consultancy Termination Date or any extension thereof; all stock options held by Mr. Ferber would become fully vested. In the event there is a change-in-control of the company, Mr. Ferber would be entitled to continued payment of his then current fee, including an annual bonus, through the Consultancy Termination Date or any extension thereof and all stock options held by Mr. Ferber would become fully vested. In the event that Mr. Ferber provides consulting services in connection with a change-in-control, he shall receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation is after the expiration or termination of this agreement. Further, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code
Section 4999.

     Melvin A. Wilmore.  The company and Melvin A. Wilmore,
President and Chief Operating Officer, entered into an employment agreement as of March 15, 1994, amended March 16, 1995, June 1,
1995, July 29, 1996 and May 19, 1997, with a term that currently runs through February 3, 2000 ("Employment Agreement"). Upon notice from Mr. Wilmore at specified times, the Board will consider extending the term of the Employment Agreement for successive two-year periods. The Employment Agreement provides that Mr. Wilmore will receive an annual salary of not less than $550,000. In the event (i) Mr. Wilmore's employment involuntarily terminates due to disability; (ii) the company terminates his employment without cause and, in certain instances, for cause; or (iii) he resigns for good reason, Mr. Wilmore would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the Employment Agreement, and all stock options held by Mr.
Wilmore would become fully vested and he would be entitled to certain restricted stock shares which will be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant.

     In the event there is a change-in-control of the company, the term of the Employment Agreement shall continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the Employment Agreement. Mr.
Wilmore would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Wilmore would receive $1,500,000 per year payable with his salary for two years after the effective date of the change-in-control ("Remaining Term"). Further, all restricted stock and stock options held by Mr. Wilmore would become fully vested (except as described below). Additionally, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

     Barry S. Gluck, Irene A. Jamieson and Barbara Levy. The company entered into employment agreements with its Senior Vice Presidents and General Merchandising Managers -- Barry S. Gluck, Irene A. Jamieson and Barbara Levy on March 1, 1996 and amended on September 1, 1996. The terms are the same for each employment agreement, unless otherwise noted. The term of each employment agreement extends through March 1, 1999. Upon notice from the officer, at specified times, the Board will consider extending the term of the agreement for successive two-year periods. The agreements with Mr. Gluck and Ms. Levy provide that each will receive an annual salary of not less than $330,000. The agreement with Ms. Jamieson provides that she will receive an annual salary of not less than $310,000. In the event (i) the officer's employment involuntarily terminates due to disability;
(ii) the company terminates his or her employment without cause and, in certain instances, for cause; or (iii) he or she resigns for good reason, the officer would be entitled to continued payment of his or her then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by the officer would become fully vested; and he or she would be entitled to certain restricted stock shares which are pro rata vested as of the date of his or her termination over the original vesting period beginning on the date of grant. In the event there is a change-in-control of the company, the officer would be entitled to continued payment of his or her then current salary, including an annual bonus, through the remaining term of the employment agreement, and all restricted stock and stock options held by the officer would become fully vested (except as described below). Additionally, he or she would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

     Participants in the 1988 Restricted Stock Plan and 1992 Stock Option Plan. Under the terms of the individual agreements for all the participants in the company's 1988 Restricted Stock Plan and 1992 Stock Option Plan, each employee, including executive officers, is entitled only to those shares vested as of the date of termination. However, the company's Board of Directors generally has the discretion to accelerate vesting or change other terms of an outstanding agreement. In the event of certain merger or acquisition transactions which result in a change-in-control of the company, any unvested shares of restricted stock automatically become vested shares and the company's Board of Directors must either accelerate vesting of all outstanding stock options or arrange for the options to be assumed by the acquiring or successor corporation.


                      Certain Transactions

     On February 5, 1993, the company made a relocation loan of $300,000 to Mr. Wilmore at an annual interest rate of 0%. The loan, which is secured by a deed of trust on his home, was originally due on February 5, 1996. However, on January 25, 1996, the Board approved an extension of the loan for another three years with an annual interest rate of 5.5%. The amount of principal outstanding on March 31, 1997 was $300,000.

     The company leases two stores, one in Roseville, California and one in Dublin, California, from entities affiliated with Stuart G. Moldaw, a current director. The Roseville, California store is leased from a partnership in which trusts established by a former director of the company and Stuart G. Moldaw are partners. Donald H. Seiler, also a director, is a trustee of these trusts. In fiscal 1996, the company paid $262,500 in rent. Mr. Moldaw's and his trusts' interests in the partnership total 40.38%. The Dublin, California store is leased from a partnership in which Mr. Moldaw, trusts established by Mr. Moldaw and members of his family are limited partners. In fiscal 1996, the company paid $243,571 in rent. Mr. Moldaw's and his family's interests in the partnership total 86.89%. The company believes that the general terms and conditions of the above leases, including the rental payments by the company, were made at prevailing market rates.

                           PROPOSAL 1

                 ELECTION OF CLASS II DIRECTORS


     If elected, each nominee will hold office for a three-year term or until her or his successor is elected and qualified unless he or she resigns or his or her office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

Vote Required

     The plurality of the votes cast by the shares of common stock present or represented and voting at the Annual Meeting will determine the election of the directors. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors.



     The Board of Directors unanimously recommends that the stockholders vote FOR the two nominees listed under "Information
          Regarding Nominees and Incumbent Directors."



                           PROPOSAL 2

   RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC
                           ACCOUNTANTS

     The Board of Directors, upon the recommendation of the company's Audit Committee, has appointed Deloitte & Touche LLP as the independent certified public accountants for the company for the fiscal year ending January 31, 1998. Deloitte & Touche LLP, or its predecessor Touche Ross & Co., has acted in such capacity since 1982. It is anticipated that a representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required

     The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum is present, but will not be counted as having been voted on this proposal.



     The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending
                       January 31, 1998.

                       PROXY SOLICITATION

The cost of solicitation of Proxies will be borne by the company. The company has retained Financial Relations Board to assist in soliciting proxies by mail, telephone and personal interview for a fee not to exceed $5,000 plus expenses. Management may use the services of its directors, officers and others to solicit Proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.


                  TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.


              STOCKHOLDER PROPOSALS TO BE PRESENTED
                     AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the company (1) must be received by the company at its offices at 8333 Central Avenue, Newark, California 94560 no later than February 9, 1998 and
(2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the company's Proxy Statement for that meeting.


                            By Order of the Board of Directors,


                            /s/Kathleen B. Loughnot
                            Kathleen B. Loughnot
                            Assistant Corporate Secretary

Dated:  June 9, 1997

                        TABLE OF CONTENTS



                                                                    Page

PROXY SOLICITATION                                                    1

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT           2

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS                4

COMPENSATION AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS       7

       Summary Compensation Table                                     7
       Option Grants in Last Fiscal Year                             10
       Aggregated Option Exercises and Year-End Value Table          12
       Compensation Committee Report                                 13
       Stockholder Return Performance Graph                          16
       Compensation of Directors                                     17
       Compensation Committee Interlocks and Insider Participation 17 Employment Contracts, Termination of Employment and
                Change-In-Control Arrangements                       17
       Certain Transactions                                          19

PROPOSAL 1 - ELECTION OF CLASS II DIRECTORS                          21

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF
             INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                21

PROXY SOLICITATION                                                   22

TRANSACTION OF OTHER BUSINESS                                        22

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING         22

June 9, 1997





Dear Stockholder:

You are cordially invited to attend the 1997 Ross Stores' Annual Meeting of Stockholders which will be held at 11:00 a.m. on Wednesday, July 16, 1997 at the corporate headquarters located at 8333 Central Avenue, Newark, California. If you will need special assistance at the meeting, please contact Ms. Catherine
C. Brady, Manager, Legal Affairs, Ross Stores, Inc., 8333 Central Avenue, Newark, CA 94560-3433 at least 10 days before the meeting.


Please complete the enclosed proxy card and return it in the envelope provided for that purpose as soon as possible so that your shares will be represented and voted at the meeting.


Thank you for your commitment to Ross Stores and for your cooperation in returning your proxy without delay.

Sincerely,

ROSS STORES, INC.


/s/Michael Balmuth

Michael Balmuth
Vice Chairman of the Board and
Chief Executive Officer

                    PRINTED ON RECYCLED PAPER

                         (RECYCLE LOGO)

                        ROSS STORES, INC.


            Notice of Annual Meeting of Stockholders
                    To Be Held July 16, 1997



To the Stockholders:

Please take notice that the Annual Meeting of the Stockholders of Ross Stores, Inc., a Delaware corporation (the "company"), will be held on Wednesday, July 16, 1997 at 11:00 a.m. PDT, at the company's corporate headquarters located at 8333 Central Avenue, Newark, California for the following purposes:


          1.   To elect two Class II directors for a three-year term.

          2. To ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending January 31, 1998.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on May 30, 1997 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the principal office of the company located at 8333 Central Avenue, Newark, California.

By order of the Board of Directors,

Kathleen B. Loughnot, Assistant Corporate Secretary

Dated:    June 9, 1997

     IMPORTANT: Please fill in, date, sign and mail promptly the enclosed Proxy in the post-paid envelope provided to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so, even though you have sent in your Proxy.

Front:

PROXY
ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael Balmuth and Melvin A. Wilmore, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc., to be held on July 16, 1997 at 11:00 a.m. PDT, at the company's corporate offices, 8333 Central Avenue, Newark, California, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS
PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH NOMINEES AND
PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER
MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.  THIS PROXY MAY
BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

YOUR VOTE IS IMPORTANT TO THE COMPANY

Back:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING
PROPOSALS:

Common         X  Please mark your votes as indicated in this
example

PROPOSAL 1.    Election for a three-year term of two Class II
               Directors proposed in the accompanying Proxy
               Statement.

                    Donna L. Weaver     Michael Balmuth

                    FOR all nominees listed (except as marked to
               the contrary)

                    WITHHOLD AUTHORITY to vote for all nominees
               listed.

INSTRUCTION:   To withhold authority to vote for any individual
               nominee write that nominee's name in the space provided below.

PROPOSAL 2.    To ratify the appointment of Deloitte & Touche LLP
               as the company's independent certified public accountants for the fiscal year ending January 31, 1998.

                 FOR  AGAINST   ABSTAIN

PROPOSAL 3.    To transact such other business as may properly
               come before the annual meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders dated June 9, 1997; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the fiscal year ended February 1, 1997 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Assistant Secretary of the Corporation, gives notice of such revocation.

          Authorized Signature
Dated:                         , 1997

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be signed by the President or Vice President or the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full titles.